Exhibit 99.1

LexaGene Files for Chapter 7 Bankruptcy

BEVERLY, Mass. USA – Feb 24, 2023 – LexaGene Holdings, Inc., (OTCQB: LXXGF; TSX-V: LXG) (“LexaGene” or the “Company”), announces that it has ceased operations, laid off its staff, and, together with its direct subsidiary LexaGene, Inc., and its indirect subsidiary Bionomics Diagnostics, Inc., filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code. The filing, which took place earlier today at the U.S. Bankruptcy Court for the District of Massachusetts, located in Boston, Massachusetts, will result in federal appointment of a bankruptcy trustee to liquidate the Company’s assets and distribute any proceeds.

Dr. Jack Regan, LexaGene’s CEO and founder, stated, “Despite our best efforts, we were unable to secure the necessary funding to continue our operations. Accordingly, the board of directors has exercised its business judgment to commence liquidation proceedings for the Company. My staff and I have truly given our best effort to make this company a success. Unfortunately, market conditions, lack of technology adoption, and the lengthy sales cycle in the biopharma industry have been too much to overcome. We regret the impact this will have on our investors, customers, and employees.”

The financial results of the liquidation, which is now in the hands of the Bankruptcy Court, are beyond the Company’s control and inherently uncertain. At this time the Company does not expect that any liquidation proceeds realized by the bankruptcy trustee will be sufficient to satisfy the claims of all creditors, and it is unlikely that the Company’s shareholders will receive any distribution of any liquidation proceeds.

The Company does not intend to undertake any proceedings under the Companies’ Creditors Arrangement Act (Canada) or other similar proceedings in Canada.

At this time, the Board of Directors of the Company remains intact, and the Company does not intend to seek a voluntary delisting from the TSX Venture Exchange.

About LexaGene Holdings Inc.

LexaGene is a molecular diagnostics company that has commercialized the MiQLab System for fast and easy detection of biological contaminants, pathogens and other molecular markers. The System is designed for on-site usage and uses real-time PCR chemistry. Our customers include biopharmaceutical companies and veterinary hospitals. The MiQLab System delivers excellent sensitivity, specificity, and breadth of detection.

Reader Advisory

The TSX Venture Exchange Inc. has in no way passed upon the merits of the proposed transaction and has neither approved nor disapproved the contents of this press release. Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

LexaGene | 500 Cummings Center, Suite 4550, Beverly, Mass., 01915 | T 800.215.1824 | info@lexagene.com

Except for statements of historical fact, this news release contains certain "forward-looking information" or "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to the continued listing of the Company’s common shares on the TSX Venture Exchange, the outcome of the Chapter 7 bankruptcy case referred to above, any event occurring in the Chapter 7 case (including any disposition of assets, allowance or disallowance of claims, sale or other disposition of assets, granting or denial of a request by any secured creditor for permission to conduct a foreclosure sale of assets subject to a lien, or any distributions to creditors or shareholders), or any other matter within the control of the bankruptcy court, the bankruptcy trustee or any other person. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to the outcome of the Chapter 7 case, any event occurring in the Chapter 7 case (including any disposition of assets, allowance or disallowance of claims, sale or other disposition of assets, granting or denial of a request by any secured creditor for permission to conduct a foreclosure sale of assets subject to a lien, or any distributions to creditors or shareholders), or any other matter within the control of the bankruptcy court, the bankruptcy trustee or any other person.

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: the outcome of the Chapter 7 case, any event occurring in the Chapter 7 case (including any disposition of assets, allowance or disallowance of claims, sale or other disposition of assets, granting or denial of a request by any secured creditor for permission to conduct a foreclosure sale of assets subject to a lien, or any distributions to creditors or shareholders), or any other matter within the control of the bankruptcy court, the bankruptcy trustee or any other person, the potential for a listing review by the TSX Venture Exchange” and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

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LexaGene | 500 Cummings Center, Suite 4550, Beverly, Mass., 01915 | T 800.215.1824 | info@lexagene.com